Exhibit 10.4

FIRST AMENDMENT

TO

COMMON STOCK PURCHASE WARRANT

THIS FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is made and entered into as of May 13, 2011 by and among TECHNISCAN, INC., (“Issuer”) and                                (together with its successors and assigns, “Holder”).

R E C I T A L S:

WHEREAS, Issuer and Holder desire to revise those certain Common Stock Purchase Warrants of Issuer numbered                                (collectively, the “Warrants”).

NOW, THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from this Amendment, the parties hereto hereby agree as follows:

1.             Amendment of the Warrants.  Pursuant to Section 11 of the Warrants, Section 4(b) of the Warrants is deleted in its entirety and replaced with the following:

Adjustments of Number of Shares.  In connection with an adjustment of the Warrant Price pursuant to Section 4(a)(i) or (ii), the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased such that the aggregate Warrant Price payable hereunder, after taking into account the decrease in the Warrant Price, shall be equal to the aggregate Warrant Price prior to such adjustment.

2.             Preemptive Right.  If the Issuer or any subsidiary proposes to issue to any party other than the Issuer or a wholly owned subsidiary of the Issuer any shares of capital stock or securities exercisable or exchangeable for or convertible into shares of capital stock (“Capital Stock Equivalents”), then the Issuer shall first offer all of such capital stock or Capital Stock Equivalents (the “New Securities”) to the Holder on the terms described herein by delivery of written notice (a “Preemptive Rights Notice”) to the Holder.  Each Preemptive Rights Notice shall set forth (i) a description of the New Securities, (ii) the price to be received in exchange therefor, (iii) the number of New Securities being offered and (iv) any other material terms of the proposed issuance.  Upon receipt of a Preemptive Rights Notice, the Holder shall have the right to purchase (or to cause its affiliates to purchase) from the Issuer its pro rata portion (determined on a fully diluted basis of the Issuer’s issued and outstanding securities, including the shares of common stock underlying the outstanding Warrants) of the New Securities, for the purchase price (payable in cash) and upon the other terms and conditions set forth in such Preemptive Rights Notice.  If the Holder or its affiliate desires to purchase all or any part of its pro rata portion of the New Securities, the Holder shall deliver a written notice to the Issuer setting forth the number of New Securities that the Holder or affiliate desires to purchase.  Such written notice shall be delivered within 10 days after the date of receipt of the Preemptive Rights Notice by the Holder.  Such notice shall, when taken in conjunction with the Preemptive Rights Notice, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Holder’s pro rata portion (determined on a fully diluted basis of the Issuer’s issued and outstanding securities, including the shares of common stock underlying the outstanding Warrants) of the New Securities.  The closing of each sale of New Securities pursuant to this Section shall take place at the offices of the Issuer as soon as practicable, but no later than the date of the closing of the first sale of New Securities other than pursuant to the Preemptive Rights Notice.  Any New Securities that are not purchased as provided in this Section may be sold during the 120-day period following the deadline for acceptance by the Holder of the offer set forth in the Preemptive Rights Notice to any other Person (including other stockholders of the Issuer and/or their affiliates) for the price and upon the terms set forth in the Preemptive Rights Notice.  After such 120-day period, no New Securities may be sold by the Issuer or any subsidiary without again complying with the requirements of this Section 2 with regard to such New Securities.  Notwithstanding anything herein to the contrary, the provisions of this Section 2 shall not apply to capital stock or Capital Stock Equivalents which are proposed to be and are issued in a Permitted Financing.  For purposes of this Section 2, a “Permitted Financing” shall mean (A) issuances of shares of Common Stock or options to employees, officers, directors or consultants of the Issuer pursuant to any stock or option plan duly adopted by a majority of the independent, non-employee members of the Board of Directors of the Issuer or a majority of the members of a committee of independent, non-employee directors established for such purpose; (B) issuances of securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date this Amendment becomes effective; and (C) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the independent, disinterested directors, but not including a transaction with an entity whose primary business is investing in securities or a transaction the primary purpose of which is to raise capital.

3.             Effective Time of Amendment.  This Amendment and the terms and provisions herein shall only become effective if the aggregate principal balance and accrued unpaid interest due and payable by Issuer to Holder pursuant to one or more senior secured convertible promissory notes made by Issuer in connection with a Note and Warrant Purchase Agreement dated as of March 30, 2010 is either converted into shares of common stock of Issuer or paid to Holder in immediately available funds on or before June 30, 2011.  Once effective, this Amendment and the terms and provisions herein will be applicable retroactively to the date first set forth above.

4.             Continued Effect of the Warrant.  All provisions of the Warrant, except as modified by this Amendment, shall remain in full force and effect and are reaffirmed.  Other than as stated in this Amendment, this Amendment shall not operate as a waiver of any condition or obligation imposed on the parties under the Warrant.

5.             Interpretation of Amendment.  In the event of any conflict, inconsistency, or incongruity between any provision of this Amendment and any provision of the Warrant, the provisions of this Amendment shall govern and control.

6.             Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.  A facsimile or e-mailed “.pdf” data file copy of an original written signature shall be deemed to have the same effect as an original written signature.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TECHNISCAN, INC.

By:	/s/ David C. Robinson	By:
David C. Robinson
	Chief Executive Officer	Print Name:

Title:

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